UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

SUPER MICRO COMPUTER, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0353939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

980 Rock Avenue, San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to Be Registered	Name of Each Exchange on Which Each Class Is to Be Registered
Depositary Shares, each representing a 1/20th interest in a share of 7.00% Series A Mandatory Convertible Preferred Stock, par value $0.001 per share	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-296641

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the depositary shares (the “Depositary Shares”), each representing a 1/20th interest in a share of 7.00% Series A Mandatory Convertible Preferred Stock, par value $0.001 per share and liquidation preference $1,000 per share (the “Mandatory Convertible Preferred Stock”), of Super Micro Computer, Inc., a Delaware corporation (the “Company”). The descriptions of the terms of the Depositary Shares and the underlying Mandatory Convertible Preferred Stock set forth under the headings “Description of Depositary Shares” and “Description of Mandatory Convertible Preferred Stock,” respectively, in the Company’s Prospectus Supplement, dated June 10, 2026, to the Prospectus, dated June 9, 2026, forming a part of the Company’s Registration Statement on Form S-3 (File No. 333-296641), filed under the Securities Act of 1933, as amended, are hereby incorporated herein by reference.

Item 2. Exhibits.

Exhibits

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Super Micro Computer, Inc. as amended by the Certificate of Amendment to Amended and Restated Certificate of Incorporation of Super Micro Computer, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 001-33383) filed with the Securities and Exchange Commission on February 25, 2025)

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Super Micro Computer, Inc. (incorporated by reference to Exhibit 3.1 from the Company’s Current Report on Form 8-K (Commission File No. 001-33383) filed with the Securities and Exchange Commission on September 30, 2024)

3.3	Amended and Restated Bylaws of Super Micro Computer, Inc. (incorporated by reference to Exhibit 3.4 filed with the Company’s Registration Statement on Form S-1 (Registration No. 333-138370), filed with the Securities and Exchange Commission on March 27, 2007

3.4	Certificate of Designations, filed with the Secretary of State of the State of Delaware and effective June 15, 2026 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated June 15, 2026)

4.1	Form of Certificate for the 7.00% Series A Mandatory Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated June 15, 2026)

4.2	Deposit Agreement, dated as of June 15, 2026, among Super Micro Computer, Inc., Computershare Trust Company, N.A. and Computershare Inc., acting jointly as depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated June 15, 2026)

4.3	Form of Depositary Receipt for the Depositary Shares (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K dated June 15, 2026)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Super Micro Computer, Inc.

Date: June 15, 2026	By:	/s/ Charles Liang
Name: Charles Liang
Title: President, Chief Executive Officer and Chairman of the Board